CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



         We have issued our report dated August 9, 2004 accompanying the consolidated financial statements of Kearny Financial Corp. and subsidiaries as contained in the Registration Statement and Prospectus on Form S-1 to be filed with the Securities and Exchange and as contained in the Application for Approval of Stock Issuance on Form MHC-2 to be filed with the Office of Thrift Supervision. We consent to the use of the aforementioned report in the Registration Statement and Prospectus and the Form MHC-2 and to the use of our name as it appears under the captions "The Stock Offering - Effects of the Stock Offering - Material Federal and State Tax Consequences," "Legal and Tax Opinions," and "Experts."



                                             /s/Radics & Co., LLC

Pine Brook, New Jersey
September 3, 2004